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Exhibit 99.1

Playboy Enterprises, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Fiscal Year Ended December 31, 2002
(in thousands, except per share data)

	Historical Playboy	Historical PTVI	Pro Forma Adjustments		Pro Forma
Net revenues	$277,622	$32,555	$(16,263 338 (106	)(a) (b) )(c)	$294,146
Costs and expenses
Cost of sales	(204,616)	(25,170)	15,719 (74 (1,534 1,200 254	(d) )(b) )(e) (f) (g)	(214,221)
Selling and administrative expenses	(58,117)	(9,784)	—		(67,901)
Restructuring expenses	(6,643)	—	—		(6,643)

Total costs and expenses	(269,376)	(34,954)	15,565		(288,765)
Gain on disposal	442	—	—		442

Operating income (loss)	8,688	(2,399)	(466)		5,823
Nonoperating income (expense)
Investment income	125	329	—		454
Interest expense	(15,147)	(3,975)	3,975	(h)	(15,147)
Minority interest	(1,724)	—	428	(i)	(1,296)
Equity in operations of PTVI and other	279	—	837 (1,198	(j) )(k)	(82)
Vendor settlement	750	—	—		750
Other, net	(1,562)	143	—		(1,419)

Total nonoperating expense	(17,279)	(3,503)	4,042		(16,740)

Loss before income taxes	(8,591)	(5,902)	3,576		(10,917)
Income tax expense	(8,544)	(350)	(231	)(l)	(9,125)

Net loss	$(17,135)	$(6,252)	$3,345		$(20,042)

Net loss per common share:
Basic and diluted	$(0.67)				$(0.78)
Weighted average number of common shares outstanding:
Basic and diluted	25,595				25,595

See accompanying notes.

Playboy Enterprises, Inc.
Notes to Unaudited Pro Forma Condensed Consolidated
Statement of Operations

Pro Forma Statement of Operations Adjustments

(a)
To eliminate revenue recorded on Playboy's historical financial statements related to programming and trademark license arrangements with PTVI.

(b)
To record the effects of changes in terms for the distribution of Playboy TV en Español. Prior to the restructuring, Playboy retained a 20% distribution fee on revenues with the remaining 80% of revenues and costs of distribution to PTVLA. After the restructuring, Playboy owns 100% of the network, retains 80% of revenues, is responsible for the costs of distribution and pays PTVLA a 20% distribution fee.

(c)
To record the effects of changes in terms of the program supply and trademark agreement with PTVLA. Prior to the restructuring, PTVLA paid an hourly rate for a specified number of programs and a minimal percentage of revenues for trademark usage. After the restructuring, PTVLA pays 17.5% of revenues subject to an annual minimum guarantee for program supply and trademark usage.

(d)
To eliminate amortization expense recorded on PTVI's historical financial statements related to programming inventory acquired from Playboy.

(e)
To reflect amortization expense related to identifiable intangible assets recorded by Playboy in the restructuring transaction.

Type	Lives	Amortization
Channel territory agreements	6 months - 8 years	$1,072
Third party sales agreements	3 months	139
PTVLA program supply agreement	10 years	$323
(f)
To eliminate amortization expense on PTVI's historical financial statements related to intangible assets acquired from Playboy upon PTVI's formation.

(g)
To eliminate amortization expense on Playboy's historical financial statements related to PTVI formation costs.

(h)
To eliminate interest expense on PTVI's historical financial statements related to the amortization of the discount recorded on the long-term license fee payments due to Playboy.

(i)
To eliminate minority interest expense recorded on Playboy's historical financial statements related to Playboy.com preferred stock previously issued to Claxson.

(j)
To eliminate the deferral of intercompany profit on Playboy's historical financial statements from the licensing of Playboy programming to PTVI.

(k)
To eliminate Playboy's historical income statement effects of accounting for PTVI on the equity method of accounting.

(l)
To record the tax effects of the Claxson joint venture ownership restructuring as a result of applying Statement 142, Goodwill and Other Intangible Assets.

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  Exhibit 99.1